UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2008

XELR8 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50875	84-1575085
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

480 South Holly Street
Denver, CO 80246
(Address of principal executive offices, including zip code)

(303) 316-8577
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events

Beginning on, May 15, 2008 at 2:15 pm Mountain Time, the Company will post the “XELR8 to a Million” progress meter, showing the Total Projected Monthly Sales, Actual Month-to-date Sales and Projected Remaining Sales, on the Company website: www.xelr8.com on the page/link marked “XELR8 to a Million” (www.xelr8.com/progress.asp).  “XELR8 to a Million” promotion will reward the Company’s independent distributors with cash bonuses the first time XELR8 hits $1 million in sales in any given month between February 2008 and June 2008, based on the highest rank achieved in the following month.  This cash bonus is only paid to those who reach the independent distributor sales rank of Director and above. Each day the Total Projected Monthly Sales will be updated on or shortly after 2:15 pm (Mountain Time) per the following calculation guidelines, that can also be found on the website: Total Projected Monthly Sales will be the sum of the Actual Month-to-Date Sales and Projected Remaining Sales for the month. Actual Month-to-Date Sales will include the sales, from all departments, of all products, sales materials, merchandise and enrollment fees, and net of actual returns received at the company in the month. Actual Sales do not include taxes, shipping & handling fees collected at the time of sale, nor will it include any adjustments for provisions for returns or other accounting estimates. Projected Remaining Sales will be an estimated number based on the recurring orders in the system that are scheduled to occur before the end of the current month. This number is based on the successful processing of 100% of the orders, based on each order’s current order quantities in the system. Projected remaining sales will be effected by changes made by distributors and customers to their current order on file and/or the failure of the transaction to process due non-payment. The promotion is scheduled to run until the end of June 2008, consequently the progress meter will be updated each business day until July 1, 2008.

On May 15, 2008 the Company issued a press release in connection with its “XELR8 to a Million” progress meter, a copy of which has been filed herewith.

Item 9.01       Financial Statements and Exhibits

(d)   Exhibits

99.1         Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: May 15, 2008	XELR8 HOLDINGS, INC.

	By:	/s/ John D. Pougnet
John D. Pougnet
Chief Executive Officer
Chief Financial Officer